RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 ADMIRALTY BANK


     The undersigned, for the purpose of restating its Articles of Incorporation pursuant to the Florida Business Corporation Act, hereby restates its Articles of Incorporation as follows:


                                    ARTICLE I

     The name of the corporation shall be ADMIRALTY BANK and its place of business shall be at 4400 PGA Boulevard, Suite 200, Palm Beach Gardens, Florida, in the County of Palm Beach and State of Florida.

                                   ARTICLE II

     The general nature of the business to be transacted by this corporation shall be that of a general banking business with all the rights, powers and privileges granted and conferred by the Florida Banking Code, regulating the obligations, powers and management of banking corporations.

                                   ARTICLE III

     The total number of shares authorized to be issued by the corporation shall be 2,000,000. Such shares shall be of a single class and shall have a par value of $1.00 per share.

                                   ARTICLE IV

     The term for said corporation shall be perpetual unless terminated pursuant to the Florida Banking Code.

                                    ARTICLE V

     The number of directors shall not be fewer than five (5) and shall be determined by the Board of Directors, from time to time, in the manner provided in the Bylaws. A majority of the full Board of Directors may, at any time during the year following the annual meeting of shareholders in which such action has been authorized, increase the number of directors by not more than two (2) and appoint persons to fill the resulting vacancies.



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                                   ARTICLE VI

     The provisions of the Florida Business Corporation Act relating to control-share acquisitions, Fla. Stat. ss.607.0902 and any successor statute, shall not be applicable to this corporation.

     IN WITNESS of the foregoing, the undersigned has executed these Restated Articles of Incorporation this ____________ day of August, 1998.



                                          --------------------------------------
                                          Bruce A. Mahon
                                          Chairman of the Board of Directors